Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-184493 on Form S-1/A of our report dated March 16, 2012 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) included in the Form 10-K for the year ended December 31, 2011 of International Stem Cell Corporation and Subsidiaries (the Company), a development stage company, and to all references to our Firm included in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 6, 2012